EXHIBIT 12

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 Years Ended December 31,
                                                 ------------------------
                                              1998        1997        1996
                                              ----        ----        ----
                                                   (Dollars in Millions)

Income from continuing operations           $2,956      $6,698      $4,953
Income taxes                                 1,463       1,069       1,723
Losses (earnings) of nonconsolidated
  associates                                   184          78        (128)
Cash dividends received from associates         78          41          48
Amortization of capitalized interest            68          56          54
                                             -----       -----       -----

Income from continuing operations before
  income taxes, undistributed income of
  associates, and capitalized interest       4,749       7,942       6,650
                                             -----       -----       -----

Fixed charges included in income from
  continuing operations
  Interest and related charges on debt       6,644       5,946       5,673
  Portion of rentals deemed to be interest     285         305         287
                                             -----       -----       -----
      Total fixed charges included in
        income from continuing operations    6,929       6,251       5,960
                                             -----       -----       -----

Earnings available for fixed charges       $11,678     $14,193     $12,610
                                           =======     =======     =======

Fixed charges
  Fixed charges included in income from
    continuing operations                   $6,929      $6,251      $5,960
  Interest capitalized in the period           112         126          49
                                             -----       -----       -----
      Total fixed charges                   $7,041      $6,377      $6,009
                                            ======      ======      ======

Ratios of earnings to fixed charges           1.66        2.23        2.10
                                              ====        ====        ====



























                                     IV-6